Leader Funds Trust 485BPOS

Exhibit 99.(h)(1)

MASTER FUND SERVICES AGREEMENT

This Agreement (the “Master Services Agreement” or “Agreement”), dated May 2, 2025, is between Leader Funds Trust (the “Trust”), a Delaware statutory trust, and M3Sixty Administration, LLC (“Service Provider”), a Delaware limited liability company.

Background

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Service Provider perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Service Provider is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Terms and Conditions

1.	Retention of Service Provider

The Trust retains Service Provider to act as the service provider on behalf of each Fund for the services set forth in each addendum to this Agreement (each, an “Addendum”) selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Service Provider accepts such employment to perform the selected Services.

☒	Fund Accounting Addendum (Addendum B)

☒	Fund Administration Addendum (Addendum C)

☒	Transfer Agent and Shareholder Servicing Addendum (Addendum D)

Each selected Addendum is incorporated by reference into this Agreement.

The Trust and Service Provider hereby acknowledge that, in order to carry out the services set forth in each Addendum, Service Provider must necessarily rely on the provision of data or other information from third parties, including, but not limited to, investment adviser(s), sub-advisers, prime brokers, custodians, legal counsel, and independent accountants. The Trust and Service Provider therefore agree that, in the event of a third party’s refusal or inability to provide such data or other information as is necessary to carry out Service Provider’s services under this Agreement or any Addendum, Service Provider will not be in breach of this Agreement for its failure to provide the service(s) to the extent that Service Provider’s failure to provide such service(s) was a result of the third party’s refusal or inability to provide such data or other information as was necessary for Service Provider to carry out the service(s).

2.	Allocation of Charges and Expenses

2.1	Service Provider shall furnish at its own expense the executive, supervisory, clerical personnel, and office space necessary to perform its obligations under this Agreement. Service Provider shall also pay all compensation of any officers of the Trust who are affiliated persons of Service Provider.

2.2	Subject to Section 19, the Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of each Trustee of the Trust (each a “ Trustee” and collectively, the “Trustees”) who are not affiliated persons of Service Provider or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Service Provider under this Agreement in accordance with, and in the manner set forth in, the fee letter set forth in attached Addendum E (the “Executed Fee Letter Term Sheet”), which may be amended from time to time with the written consent of all parties hereto. The Fee Letter is incorporated by reference into this Agreement.

3.2	If this Agreement becomes effective after the first day of a month, Service Provider’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Service Provider’s compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay the Service Provider’s compensation for the preceding month.

3.3	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Service Provider as mutually agreed to by the parties.

2 | P a g e

3.4	In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Service Provider in writing of any disputed fees that it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth business day after the day on which the Trust and Service Provider resolve the applicable dispute.

4.	Reimbursement of Expenses

In addition to paying Service Provider the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Service Provider for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1	Reasonable travel and lodging expenses incurred by officers and employees of Service Provider in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2	All freight and other delivery charges incurred by Service Provider in delivering materials on behalf of the Trust;

4.3	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Service Provider in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Service Provider to perform the Services;

4.4	The cost of obtaining primary and secondary security market quotes and any securities data from pricing agents approved by the Trust, including but not limited to the cost of fair valuation services;

4.5	The cost of electronic or other methods of storing records and materials;

4.6	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications, in each case to the extent required to provide any special reports or services requested by the Trust;

4.7	Any expenses Service Provider shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Service Provider who may otherwise be named as an authorized representative of the Trust for certain purposes; and

4.8	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement other than those described in Section 2.1.

5.	Maintenance of Books and Records; Record Retention

5.1	Service Provider shall maintain and keep current the accounts, books, records, and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

3 | P a g e

5.2	Ownership of Records

A.	Service Provider agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.	Service Provider agrees to provide the Client Records of the Trust or a Fund upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.	Service Provider agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Service Provider as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Service Provider shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Service Provider pursuant to this Agreement. If Service Provider is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3	Service Provider agrees to keep confidential all Client Records, which shall for all purposes be Confidential Information of the Trust under Section 16.

5.4	If Service Provider is requested or required to divulge such information by duly constituted authorities or court process, Service Provider shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

6.	Subcontracting

Service Provider may, at its expense, and with notice to the Trust’s management, subcontract with any entity or person concerning the provision of the Services; provided, however, that Service Provider shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and provided further that Service Provider shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor as if such acts were its own.

7.	Effective Date

7.1	This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

4 | P a g e

7.2	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

8.	Term

This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party with respect to a Fund as provided under this Section 8.

8.1	Initial Term. The initial term for a Fund is defined in the applicable Fee Letter (the “Initial Term”).

8.2	Renewal Terms. A renewal term for a Fund is defined in the applicable Fee Letter (a “Renewal Term”).

8.3	Termination. A party may terminate this Agreement with respect to a Fund or Funds under the following circumstances.

A.	Termination for Good Cause. Subject to Section 8.3(D), during the Initial Term or a Renewal Term of a Fee Letter, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws (as defined under the 1940 Act) that violates the 1940 Act and the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

(3)	a final and un-appealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

5 | P a g e

B.	Out-of-Scope Termination. If the Trust or a Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Service Provider may terminate this Agreement with respect to the Trust or such Fund upon 60 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement with respect to a Fund at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination with respect to a Fund, other than termination under Section 8.3.A-C or 8.3.F, is deemed an “Early Termination” and shall be subject to an “Early Termination Fee” payable by the Funds or, at the direction of the Trust’s board of Trustees, the Fund’s investment adviser, as described in Schedule E hereto. Any Early Termination Fee shall not be duplicative with fees paid through the end of the month in which service was terminated.

E.	Transition. Upon termination of this Agreement with respect to a Fund, Service Provider will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Service Provider shall be entitled to collect from the Trust, or at the direction of the board of the Trust, from the adviser to the Fund, the compensation described in each applicable Fee Letter through the end of the month in which Services are terminated. Service Provider shall also be entitled to collect from each Fund as to which Service Provider’s services are being terminated, in addition to any applicable Early Termination Fee, (1) the amount of all of Service Provider’s cash disbursements reasonably made for services in connection with Service Provider’s activities in effecting such termination, including without limitation, the delivery to the Trust or its designees, the Trust’s property, records, instruments, and documents, and (2) a post-termination de-conversion services fee of $25,000 per Fund. The de-conversion fee does not include any fees charged by existing vendors (e.g., Envision Financial Services), the new servicer, proxy fees, legal fees, or audit fees, which shall be borne by the Trust.

F.	Liquidation. Upon termination of this Agreement with respect to the Trust or a Fund due to the liquidation of the Trust or a Fund, Service Provider shall be entitled to collect from the Trust, the compensation described in each applicable Fee Letter through the end of the month in which services are terminated. Service Provider shall also be entitled to collect from the applicable investment adviser for each Fund as to which Service Provider’s services are being terminated (1) the amount of all of Service Provider’s cash disbursements reasonably made for services in connection with Service Provider’s activities in effecting such termination, including without limitation, the delivery to the Trust or its designees, the Trust’s property, records, instruments, and documents, and (2) a liquidation fee for post-termination liquidation services of $15,000 per Fund.

6 | P a g e

G.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Service Provider within 15 calendar days of the termination date provided in the notice of termination.

8.4	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Funds or Classes of Shares

In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A, but in each case only upon approval of this agreement on behalf of such Fund, by the Board.

10.	Standard of Care; Limits of Liability; Indemnification

10.1	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder; provided, however, that the Trust shall not have any liability for any failure to perform its duties hereunder caused in any way by an employee or other affiliated person of Service Provider.

10.2	Limits of Liability

A.	Service Provider shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Service Provider reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than by an employee or other affiliated person of Service Provider);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

7 | P a g e

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Service Provider’s reasonable control; and

(5)	any error, action, or omission by the Trust (other than an error, action or omission caused by an employee or other affiliated person of Service Provider) or other past or current service provider.

B.	Service Provider may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Service Provider’s duties or the Services. Service Provider shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Trust’s Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trust and not the Trustees individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Service Provider shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations.

D.	Service Provider shall not be held to have notice of any change of authority of any officer, agent, representative or employee of any of the Trust’s investment advisers or any of the Trust’s other service providers until receipt of written notice thereof from the investment adviser or other service provider. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including but not limited to, compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Service Provider’s monitoring and other functions hereunder shall not relieve the Board of its primary responsibility for overseeing such compliance.

F.	In no event shall either party be liable to the other for trading losses, lost revenues, special, incidental, punitive, indirect, consequential, or exemplary damages or lost profits, whether or not such damages were foreseeable or the other party was advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this section.

8 | P a g e

10.3	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees’ own willful misfeasance, bad faith, or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement; provided, however, that in each case neither party shall have any obligation to indemnify the other party for any Losses caused by the other party’s willful misfeasance, bad faith, or gross negligence.

B.	Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, pandemics, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Service Provider’s reasonable control) failure of the mails, transportation, communication, or power supply. Losses resulting in part from a breach of Section 12.3(a)-(c) will not be deemed beyond Service Provider's reasonable control.

12.	Representations and Warranties

12.1	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

9 | P a g e

(B)	To the extent required by Applicable Law (defined below), it is duly registered, and any of its personnel performing services on its behalf under this Agreement will be registered, with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, and such violation of Applicable Law is likely to have a material adverse effect on its representations, warranties or obligations under this Agreement, it shall promptly notify the other party of such violation.

12.2     Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)	To the knowledge of the Trust and the Fund, the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), Bylaws, and registration statement are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

10 | P a g

(C)	Each of the employees of Service Provider that serve or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Service Provider with proof of current coverage, including a copy of the Policy, and notify it immediately should the Policy be cancelled or terminated.

(D)	Any officer of the Trust shall be considered an individual who is authorized to provide the Service Provider with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Service Provider) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Service Provider the names of the Authorized Persons from time to time.

12.3      Representations of the Service Provider. Service Provider represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to Service Provider’s services under this Agreement, will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust.

(B)	It shall develop and maintain a plan for recovery from force majeure events consistent with the plan then generally in effect across Service Provider’s client base, which plan shall include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment (the “DRBCP”). During the term of this Agreement, the DRBCP shall not be modified in a manner that would be reasonably likely to impair the responsiveness of Service Provider or the implementation of such DRBCP, or to materially reduce Service Provider’s business continuity or preparation for a disaster recovery event (including as to testing and reporting).

(C)	It shall develop and maintain policies and procedures designed to protect the security of Confidential Information (defined below) received pursuant to this Agreement (“Data Security Policies”). During the term of this Agreement, the Data Securities Policies shall not be modified in a manner that would be reasonably likely to materially reduce the security of Confidential Information provided to Service Provider hereunder.

11 | P a g

(D)	It will promptly notify the Trust in writing if it: (i) is served with or otherwise receives a formal notice of investigation from a regulatory body with jurisdiction over Service Provider, or if Service Provider receives a judgment with respect to any regulatory matter before or by any court, public board or body (including, without limitation, federal or state regulators) (an “Oversight Body”) related in any manner to services of the type provided to the Trust hereunder; or (ii) receives a deficiency letter from an Oversight Body citing Service Provider for potential violations of any Applicable Laws (each such notice of investigation, final judgment or deficiency letter, a “Regulatory Notice”). Service Provider will, no later than the next meeting of the Board, provide the Trust with a written summary of material legal matters in such Regulatory Notice and, to the extent applicable, Service Provider’s response(s) thereto. In responding to any requests from an Oversight Body, Service Provider will take reasonable steps to maintain the confidentiality of any Confidential Information of the Trust provided to the Oversight Body (e.g., requesting confidentiality pursuant to appropriate provisions under the Freedom of Information Act and similar acts or laws), and will maintain and provide to the Trust on request copies of any records provided to an Oversight Body pertaining to the Trust, unless such disclosure would constitute a violation of Applicable Laws.

13.	Insurance

13.1	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning its professional liability insurance coverage. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Trust

14.1	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Service Provider the following:

(A)	copies of the Agreement and Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

12 | P a g

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Service Provider thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Service Provider in all matters;

(E)	the Trust’s registration statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

(F)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(G)	an accurate current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(H)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

(I)	copies of the current investment advisory agreement and current investment sub-advisory agreement, if applicable, for each Fund;

(J)	copies of the current underwriting agreement for each Fund;

(K)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter, and chief compliance officer; and

(L)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the 1940 Act.

The parties will deem such documents delivered if they are publicly available to Service Provider.

14.2      After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Service Provider any amendments to the items listed in Section 14.1. The parties will deem such documents delivered if they are publicly available to Service Provider.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended; provided, however, that the foregoing shall not eliminate any liability of Service Provider under Section 10.1.

13 | P a g

16.	Privacy and Confidentiality

16.1	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

Notwithstanding the foregoing, the following information shall not be deemed to be Confidential Information: (a) information that was in the public domain at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party; (b) information that was received form a source independent of Disclosing Party and rightfully in the Receiving Party’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party; and (c) information that was developed by the Receiving Party or its employees, as the case may be, independently of and without reference to any Confidential Information communicated to the Receiving Party by the Disclosing Party.

16.2	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

14 | P a g

16.3	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Disclosing Party’s Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Disclosing Party’s Confidential Information it obtains in strictest confidence and will use and permit use of Disclosing Party’s Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Disclosing Party’s Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Disclosing Party’s Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any of Disclosing Party’s Confidential Information.

16.4	Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

17.	Press Release

Within the first 60 days of the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Service Provider; provided that Service Provider must obtain the Trust’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Trust.

18.	Non-Exclusivity

The services of Service Provider rendered to the Trust are not deemed exclusive. Except to the extent necessary to perform Service Provider’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Service Provider’s right, or the right of any of Service Provider’s managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

15 | P a g

19.	“As of” Processing Policy

Service Provider will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Service Provider is responsible, as determined by Trust Counsel and the Service Provider’s Chief Legal Officer, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss monthly. Service Provider will reset the “as of” ledger each calendar month so that any losses that do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Service Provider will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable. The parties agree that if this policy is deemed inconsistent with regulatory guidance or industry best practices, as determined by the Trust’s independent registered public accounting firm, then the parties will update this policy to align with such guidance or practices.

20.	Limitation of Trustee and Fund Liability

It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust. The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and no Fund shall be liable for or charged for any debt, obligation, or liability of any other Fund. If a matter relates only to a particular Fund, that Fund shall be solely responsible for all liabilities in connection with such matter, and Service Provider agrees to look solely to the assets of such Fund for the payment or performance thereof.

21.	Arbitration

TO THE EXTENT PERMITTED BY LAW, IN THE EVENT OF A DISPUTE BETWEEN OR AMONG THE PARTIES RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO, THE PARTIES WILL SUBMIT THE MATTER TO ARBITRATION IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE CODE OF ARBITRATION PROCEDURE ADOPTED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE PARTIES FURTHER AGREE THAT ANY CONTRACT, AGREEMENT, OR UNDERSTANDING BETWEEN A PARTY AND ITS DESIGNEES HEREUNDER SHALL CONTAIN A PROVISION BINDING THE DESIGNEE TO THE TERMS OF THIS ARBITRATION PROVISION.

21.1	Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by AAA and in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in Chicago, IL, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding related to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) aparty or its designee asserts a claim against another party or its designee in connection with such proceedings, then the entire dispute shall be litigated in the at court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

16 | P a g

21.2	If the arbitration is brought by a party, the number of arbitrators will be three, and they will be selected in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

21.3	The parties and their respective designees will each bear their expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees, or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including attorneys’ fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

21.4	Nothing in this Section 21 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

22.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

22.1	If to the Trust:

Leader Funds Trust

c/o Leader Capital Corporation

315 W. Mill Plain Blvd. Suite 204

Vancouver, WA 98660

Email:

With a copy to:

FinTech Law

Attn: Bo J. Howell

6224 Turpin Hills Dr.

Cincinnati, Ohio 45244

E-mail: bo@fintechlegal.io

17 | P a g

22.2	If to Service Provider:

M3Sixty Administration

4300 Shawnee Mission Parkway

Fairway, KS 66205

Email:

23.	General Provisions

23.1	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

23.2	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

23.3	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

23.4	Assignments

(A)	Except as provided in this Section 23.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)	Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Service Provider may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Service Provider provides to the Trust at least 30 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

23.5	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

18 | P a g

23.6	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

23.7	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed to be an original, but such counterparts shall together constitute the same instrument.

23.8	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

19 | P a g

The parties duly executed this Agreement as of May 2, 2025.

	Leader Funds Trust		M3Sixty Administration, LLC

By:		By:
Name:	John Lekas	Name:	Randall Linscott
Title:	President	Title:	Chief Executive Officer

20 | P a g

SCHEDULE A

to the

Master Services Agreement

between

Trust

and

Service Provider

dated May 2, 2025

Fund Portfolio(s)

Leader Capital High Yield Short Duration Bond Fund

Leader Capital High Quality Income Fund

21 | P a g

SCHEDULE B

to the

Master Services Agreement

between

Trust

and

Service Provider

Fund Accounting Addendum

This Fund Accounting Addendum, dated May 2, 2025, is between Leader Funds (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated May 2, 2025, and M3Sixty Administration, LLC (“Service Provider”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Service Provider shall perform the following accounting services daily for each Fund , each in accordance with the Fund’s prospectus and statement of additional information:

1.1	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s valuation designee, as approved by the Trust’s Board Board);

1.3	verify and reconcile with the Fund’s custodian cash and all daily activity;

1.4	compute, as appropriate, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5	review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6	determine unrealized appreciation and depreciation on securities held by the Fund;

1.7	accrue income of the Fund;

1.8	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9	update fund accounting system to reflect rate changes, as received/obtained by Service Provider, on variable interest rate instruments;

1.10	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.11	calculate the Fund’s expenses based on instructions from the Fund’s administrator;

1.12	accrue expenses of the Fund;

1.13	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14	provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies;

1.15	provide such periodic reports as agreed to by the parties;

1.16	prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	assist the Fund’s independent registered public accounting firms with the preparation and filing of the Fund’s tax returns;

1.19.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for the Fund, if applicable;

1.20.	calculate for each Fund share class, as applicable, accruals of shareholder servicing fees and/or distributions fees under Rule 12b-1 under the 1940 Act; and

1.21.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to the Trust’s independent public accountants in connection with any audit or the preparation of any report requested by the Trust.

2.	Additional Accounting Services

Service Provider shall also perform the following additional accounting services for each Fund.

Leader Funds Trust	Page 2 of 4
Fund Accounting Addendum

2.1	Financial Statements. Service Provider will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Financial Highlights; (E) Security Purchases and Sales Journals; and (F) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s reports with the SEC on Forms N-CSR, TSR, N-PORT, and 24f-2;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Service Provider’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “ Internal Revenue Code”);

(E)	annual audit by the Trust’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1	Service Provider may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.

Service Provider may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Service Provider may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any applicable regulatory body.

Leader Funds Trust	Page 3 of 4
Fund Accounting Addendum

4.	Tax Matters

Service Provider does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

5.	Forms N-CEN and N-PORT

5.1	If Service Provider also provides fund administration to the Trust or Fund, Service Provider will prepare and file with the SEC the reports on Forms N-CEN and N-MFP.

5.2	If Service Provider does not provide fund administration to the Trust of Fund, Service Provider will provide the fund administrator with accounting information for Forms N-CEN and N-MFP.

The parties duly executed this Agreement as of May 2, 2025.

	Leader Funds Trust		M3Sixty Administration, LLC

By:		By:
Name:	John Lekas	Name:	Randall Linscott
Title:	President	Title:	Chief Executive Officer

Leader Funds Trust	Page 4 of 4
Fund Accounting Addendum

SCHEDULE C

to the

Master Services Agreement

between

Trust

and

Service Provider

Fund Administration Addendum

This Addendum, dated May 2, 2025, is between Leader Funds Trust (the “Trust”), on its behalf and behalf of the Funds listed in Schedule A to that certain Master Services Agreement dated May 2, 2025, and M3Sixty Administration, LLC (“Service Provider”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Administration Services

1.	Regulatory Reporting

Service Provider shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	prepare and file with the SEC (i) the reports for the Trust on Forms N-MFP and N-CEN; (ii) Form N-PX, and (iii) all required notices or other filings pursuant to Rule 24f-2 under, or Section 17(g) of, the 1940 Act;

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares; and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund.

2.	Shareholder Communications

Service Provider shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices, and other reports to Trust shareholders.

3.	Corporate Governance

Service Provider shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Trust’s Board to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board; and

3.3.	maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws and minutes of the Board and committee meetings.

4.	Other Services

Service Provider shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may reasonably request that Service Provider perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Trust and Service Provider shall determine desirable;

4.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.	calculate performance data of the Trust, including the Trust’s yields, total return, expense ratios and portfolio turnover rate;

4.8.	assist the Fund’s independent registered public accounting firms with the preparation and filing of the Fund’s tax returns;

4.9.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and produce supplemental tax information letters for each Fund;

4.10.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.11.	monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”)

4.12.	calculate the allocation of Trust expenses among the Trust’s Funds, as instructed by the Trust;

Leader Funds Trust
Fund Administration Addendum	Page 2 of 4

4.13.	administer the accumulation and disbursement for each Fund share class, as applicable, of amounts to be paid by the Fund as shareholder servicing fees and/or distribution fees under Rule 12b-1 under the 1940 Act;

4.14.	administer all disbursements for a Fund; and

4.15.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Service Provider may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

5.	Liquidity Risk Management Program.

Service Provider will maintain the fund’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. In connection with the foregoing, Service Provider shall provide the following services:

Ongoing Services (as applicable).

•	Provide daily monitoring under the LRMP and provide a LRMP Administrator

•	Prepare monthly and quarterly reporting and the annual report to the Board, including collecting and incorporating any investment adviser prepared reports

•	Provide data from the Fund’s books and records

•	Monitor the Fund’s highly liquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit)

•	Assist with arranging Board notifications.

•	Assist in the preparation of Form N-RN.

6.	Tax Matters

Service Provider does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Leader Funds Trust
Fund Administration Addendum	Page 3 of 4

7.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Service Provider will not be obligated to provide legal representation to the Trust or any Fund, including by attorneys that are employees of Service Provider. The Trust acknowledges that in-house Service Provider attorneys exclusively represent Service Provider and rely on outside counsel retained by the Trust to review all services provided by in-house Service Provider attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that, because no attorney-client relationship exists between in-house Service Provider attorneys and the Trust, any information provided to Service Provider attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Service Provider represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best-efforts basis.

The parties duly executed this Agreement as of May 2, 2025.

	Leader Funds Trust		M3Sixty Administration, LLC

By:		By:
Name:	John Lekas	Name:	Randall Linscott
Title:	President	Title:	Chief Executive Officer

Leader Funds Trust
Fund Administration Addendum	Page 4 of 4

SCHEDULE D

to the

Master Services Agreement

between

Trust

and

Service Provider

Transfer Agent Addendum

This Addendum, dated May 2, 2025, is between Leader Funds Trust (the “Trust”), on its behalf and behalf of the Funds listed on Schedule A to that certain Master Services Agreement, dated May 2, 2025, and M3Sixty Administration, LLC (“Service Provider”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Service Provider shall provide the Trust with shareholder transaction services, including:

1.1	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3	assist shareholders making changes to their account information included in 1.2;

1.4	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reinvestment and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

Leader Funds Trust
Transfer Agent and Shareholder Services Addendum	Page 1 of 5

1.10	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)), including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Service Provider shall provide the Trust with shareholder information services, including:

2.1	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2	produce detailed history of transactions through duplicate or special order statements upon request;

2.3	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1	Regulatory Reporting. Service Provider agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.2	IRS Reporting. Service Provider will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.3	Market Timing Reports. Service Provider will provide quarterly market timing reports for each Fund.

4.	Anti-Money Laundering Services.

4.1	AML Compliance Officer. Service Provider agrees to provide an officer or employee of the Service Provider to serve as the Fund’s AML Compliance Officer, subject to approval by the Fund’s Board of Trustees. The AML Compliance Officer will carry out the role and responsibilities of Trust’s AML Compliance Program (the “AML Program”) and will endeavor to provide an annual third-party report on the operation of the Trust’s AML Program.

Leader Funds Trust
Transfer Agent and Shareholder Services Addendum	Page 2 of 5

4.2	Delegated AML Services and Reporting. Service Provider agrees to accept delegation of the following elements of the Trust’s AML Program with respect to direct shareholders of the Trust:

(i)    no cash policy; (ii) screening for prohibited shareholders; (iii) customer identification program; (iv) customer due diligence; (v) correspondent account due diligence (vi) suspicious activity monitoring and reporting; (vii) information sharing compliance (viii) “travel rule” recordkeeping (ix) anti-money laundering training and (x) anti-money laundering related record keeping (collectively, the “AML Delegated Duties”). Service Provider will provide quarterly board reporting on the foregoing services.

4.3	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, Service Provider is agreeing to perform only the AML Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and the regulations thereunder (collectively, the “AML Regulations”) or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Delegated Duties with respect to the ownership of, and transactions in, shares in the Trust for which M3Sixty maintains the applicable Shareholder records (e.g., direct shareholders).

4.4	Consent to Examination. In connection with the performance by Service Provider of the Delegated AML Services, Service Provider understands and acknowledges that the Trust remains responsible for assuring compliance with the AML Regulations, and that the records the Service Provider maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Service Provider hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, Service Provider will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

5.	Dealer/Load Processing

For each Fund with a share class that charges a sales load (either front-end or back-end), Service Provider will:

5.1	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

5.2	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

5.3	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

5.4	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

5.5	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

6.	Shareholder Account Maintenance

For each direct shareholder account, Service Provider agrees to perform the following services:

Leader Funds Trust
Transfer Agent and Shareholder Services Addendum	Page 3 of 5

6.1	maintain all shareholder records for each account in each Fund;

6.2	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

6.3	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

6.4	record shareholder account information changes; and

6.5	maintain account documentation files for each shareholder.

7.	Other Services

7.1	Service Provider shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Service Provider; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

7.2	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Service Provider may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any applicable regulatory body.

8.	National Securities Clearing Corporation Processing

Service Provider will:

8.1	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Service Provider by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Service Provider;

8.2	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

8.3	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker- dealers; and

8.4	maintain shareholder accounts through Networking.

Leader Funds Trust
Transfer Agent and Shareholder Services Addendum	Page 4 of 5

9.	Tax Matters

Service Provider does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Agreement as of May 2, 2025.

	Leader Funds Trust		M3Sixty Administration, LLC

By:		By:
Name:	John Lekas	Name:	Randall Linscott
Title:	President	Title:	Chief Executive Officer

Leader Funds Trust
Transfer Agent and Shareholder Services Addendum	Page 5 of 5